Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Deutsche DWS Investment Trust (formerly Deutsche Investment Trust) of our report dated September 21, 2018, relating to the financial statements and financial highlights, which appears in DWS Large Cap Focus Growth Fund’s (formerly Deutsche Large Cap Focus Growth Fund) Annual Report on Form N-CSR for the year ended July 31, 2018. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

November 21, 2018